                                                                  EXHIBIT 10.102


                                     *** WHERE REFERENCES TO **CONFIDENTIAL
                                     INFORMATION** HAVE BEEN MADE WITHIN THIS
                                     AGREEMENT, CERTAIN CONFIDENTIAL INFORMATION
                                     HAS BEEN OMITTED AND FILED SEPARATELY WITH
                                     THE SECURITIES AND EXCHANGE COMMISSION***


                         COLLECTION SERVICES AGREEMENT
                         -----------------------------


     THIS COLLECTION SERVICES AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of March, 1995 ("Effective Date"), by and between DRCA Houston Clinics, Inc., a Texas corporation ("Collection Agent"), and Northshore Orthopedics Assoc., a Texas professional association ("Medical Practice").

                                   RECITALS:

     This Agreement is made with reference to the following facts:

     A. Medical Practice is a validly existing Texas professional association formed for and engaged in the conduct and provision of medical services to the general public in the State of Texas through physicians who are licensed to practice medicine in the State of Texas and who are employed or otherwise retained by Medical Practice.

     B. Collection Agent is a validly existing Texas corporation that provides administrative and related services to professional associations, physicians, and other professional health care entities and individuals. Collection Agent's personnel are experienced in providing collection services for medical practices.

     C. Medical Practice wishes to engage Collection Agent to provide collection services for Medical Practice, and Collection Agent desires to provide such services, all upon the terms and conditions hereinafter set forth.

     D. Medical Practice and Collection Agent have negotiated at arms-length and determined a fair market value for the services to be rendered by Collection Agent. Based on this fair market value, Medical Practice and Collection Agent have developed a formula to compensate Collection Agent that will allow the parties to establish a relationship permitting each party to devote its skills and expertise to the appropriate responsibilities and functions.

     NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinabove and hereinafter set forth, the parties agree as follows:

I.  APPOINTMENT AND AUTHORITY OF COLLECTION AGENT.
    ---------------------------------------------

      1.1 APPOINTMENT. Medical Practice appoints Collection Agent as its sole and exclusive agent for the provision of collection services on behalf of Medical Practice, except as otherwise specifically agreed in writing by Medical Practice and Collection Agent, and Collection Agent accepts the appointment, subject at all times to the provisions of this Agreement.

      1.2  AUTHORITY.

     A. Consistent with the provisions of this Agreement, Collection Agent shall have the responsibility and commensurate authority to provide collection services on behalf of Medical Practice. In satisfying its obligations hereunder, Collection Agent may perform any service or provide any material directly or Collection Agent may engage an affiliate to perform any service or provide any material.

     B. Collection Agent will have no involvement in nor exercise any control over Medical Practice's internal activities and management decisions, including, but not limited to, decisions regarding Medical Practice membership or the manner or method by which Medical Practice conducts its salary allocation.

     1.3 PATIENT REFERRALS. Collection Agent and Medical Practice agree that the benefits to Medical Practice hereunder do not require, are not payment for, and are not in any way contingent upon a referral or any other arrangement for the provision of any item or service offered by Collection Agent or any entity affiliated with Collection Agent of any patient of Medical Practice to any entity controlled, managed, or operated by Collection Agent.

II.  COVENANTS AND RESPONSIBILITIES OF COLLECTION AGENT

     2.1 COLLECTION. On behalf of and for the account of Medical Practice, Collection Agent shall establish and maintain collection policies and procedures, and shall use Collection Agent's reasonable best efforts to collect timely all professional and other fees for all billable medical services provided by Medical Practice or its physicians as such amounts are represented in Medical Practice's accounts receivable ledger dated 2/28/95, which amounts represent all uncollected billable services of the Medical Practice as of the date hereof, a copy of which is attached as Exhibit A (the "Accounts Receivable"). Collection Agent shall not consult with Medical Practice regarding the fees for medical services provided by Medical Practice; it being understood that Medical Practice shall establish the fees to be charged for medical services, and that Collection Agent shall have no authority whatsoever with respect to the establishment of such fees. In connection with the collection services to be provided hereunder, and throughout the term of this Agreement (and thereafter as provided in Section 5.3), Medical Practice grants Collection Agent a special power of attorney and appoints Collection Agent as Medical Practice's true and lawful agent and attorney-in-fact, and Collection Agent accepts such special power of attorney and appointment, for the following purposes:

     A. To collect and receive, in Medical Practice's name and on Medical Practice's behalf, all Accounts Receivable, to administer such accounts including, but not limited to, extending the time of payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other measures to require the payment of any such accounts Medical Practice shall be responsible for fees, if any, to outside collection agencies.

     B. To deposit all amounts collected into the bank account of Medical Practice established pursuant to this Agreement ("Medical Practice Account"), which shall be and at all times remain in Medical Practice's name. Medical Practice covenants to transfer and deliver to Collection Agent all funds received by Medical Practice from patients or third-party payers for medical services. Upon receipt by Collection Agent of any funds from patients or third-party payers or from Medical Practice for medical services, Collection Agent shall immediately deposit the funds into the Medical Practice Account. Collection Agent may draw checks on the Medical Practice Account as expressly authorized herein. Medical Practice will not withdraw funds from the Medical Practice Account without the prior written consent of Collection Agent. Limits on authority to sign checks shall be mutually agreed upon by Collection Agent and Medical Practice; and

     C. To take possession of, endorse in the name of Medical Practice, and deposit into the Medical Practice Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable for medical services.

Collection Agent shall have access to the Medical Practice Account solely for the purposes stated in this Agreement. Upon request of Collection Agent, Medical Practice shall execute and deliver to the financial institution wherein the Medical Practice Account is maintained any additional documents or instruments that may be necessary to evidence or effect the special power of attorney granted to Collection Agent by Medical Practice pursuant to this Section. The special power of attorney granted in this Agreement shall be coupled with an interest and shall be irrevocable except with Collection Agent's written consent.

     2.2  COLLECTION REPORTS.    By the 30th of each month, Collection Agent
shall prepare and send to Medical Practice Collection Agent's standard monthly collection reports for the previous month.

     2.3 PATIENT FILES. Collection Agent shall establish a mutually agreed-upon procedure, including documentation, for the request, use, maintenance, and return of Medical Practice's patient files.

     2.4 ASSUMPTION OF CERTAIN COSTS. Collection Agent shall assume all costs for postage, phone bills, forms, and supplies used by Collection Agent.

     2.5 CONFIDENTIALITY. Collection Agent agrees to keep confidential and not to take, retain, use, or disclose to others during the term of this Agreement and for a period of two (2) years thereafter, except as expressly consented in writing by Medical Practice or by law, any secrets or confidential technology, proprietary information, strategic plans, patient lists or records, documents pertaining to Medical Practice's business or financial conditions, trade secrets of

Medical Practice, or any matter or thing ascertained by Collection Agent through Collection Agent's relationship with Medical Practice, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of Medical Practice. Collection Agent further agrees that upon termination or expiration of this Agreement, Collection Agent and each and every one of its members, partners, employees, contractors, or agents will neither take nor retain, without prior written authorization from Medical Practice, any papers, patient lists, fee books, files, or other documents or copies thereof or other confidential information of any kind belonging to Medical Practice or pertaining to Medical Practice's patients, business, financial condition, or products. Without limiting other possible remedies to Medical Practice for the breach of this covenant, Collection Agent agrees that injunctive or other equitable relief shall be available to enforce this covenant regarding confidentiality of information.

     2.6 INDEMNIFICATION BY COLLECTION AGENT. To the extent not otherwise covered by insurance, Collection Agent shall indemnify and hold harmless Medical Practice from and against any and all liability, losses, damages, claims, causes of action, and expenses, including reasonable attorney's fees, associated with or directly or indirectly resulting from any act or omission of Collection Agent or the personnel under its supervision. To be entitled to such indemnification, Medical Practice shall give Collection Agent prompt written notice of the assertion by a third party of any claim with respect to which Medical Practice might bring a claim for indemnification hereunder, and in all events must provide such written notice to Collection Agent within the applicable period for defense of such claim by Collection Agent. Collection Agent shall have the right to defend and litigate any such third-party claim.

III.  MEDICAL PRACTICE RESPONSIBILITIES AND OBLIGATIONS.

     3.1 ORGANIZATION AND OPERATION. Medical Practice, as a continuing condition of Collection Agent's obligations under this Agreement, shall at all times during the term of this Agreement be and remain legally organized and operated to provide medical services in a manner consistent with all Texas and federal laws.

     3.2 COOPERATION. Medical Practice will cooperate and cause its employees to cooperate with Collection Agent in every reasonable respect to allow Collection Agent to perform its duties under this Agreement.

     3.3 PROVISION OF COLLECTION INFORMATION. Medical Practice will furnish Collection Agent with all information necessary to enable Collection Agent to perform the services set forth in this Agreement. As part of such responsibility, Medical Practice will provide, without limitation, the following to Collection Agent:

     A. All patient and billing information deemed appropriate or necessary by Collection Agent; and

     B. Access to and copies of requested patient files, superbills, face sheets, itemized bills and other relevant account documentation.

     3.4 SOURCE INFORMATION. Medical Practice shall have the sole responsibility for all source and other information it provides Collection Agent and Collection Agent shall have no obligation to verify, check or otherwise inspect the information furnished by Medical Practice.

     3.5 INDEMNIFICATION BY PRACTICE. To the extent not otherwise covered by insurance, Medical Practice shall indemnify and hold harmless Collection Agent from and against any and all liability, losses, damages, claims, causes of action, and expenses, including, without limitation, reasonable attorney's fees and associated costs, associated with or directly or indirectly resulting from any act or omission of Medical Practice, its employees, agents, or independent contractors during the term of this Agreement. To be entitled to such indemnification, Collection Agent shall give Medical Practice prompt written notice of the assertion by a third party of any claim with respect to which Collection Agent might bring a claim for indemnification hereunder, and in all events must provide written notice to Medical Practice within the applicable period for defense of such claim by Medical Practice. Medical Practice, at its own expense, has the right to defend and litigate any such third-party claim.

      3.6 CONFIDENTIAL AND PROPRIETARY INFORMATION. Medical Practice acknowledges the confidentiality of its relationship with Collection Agent and of any confidential information of which it may learn or obtain during the term of this Agreement. Medical Practice agrees to keep confidential and not to take, retain, use, or disclose to others during the term of this Agreement and for a period of two (2) years thereafter, except as expressly consented to in writing by Medical Practice or by law, any secrets or confidential technology, proprietary information, strategic plans, documents pertaining to Collection Agent's business or financial conditions (including the terms of this Agreement), trade secrets of Collection Agent, or any matter or thing ascertained by Medical Practice through Medical Practice's relationship with Collection Agent, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of Collection Agent. Medical Practice further agrees that upon termination or expiration of this Agreement, Medical Practice and each and every of its members, partners, employees, contractors, or agents will neither take nor retain, without prior written authorization from Collection Agent, any papers, programs, fee books, files, or other documents or copies thereof or other confidential information of any kind belonging to Collection Agent or pertaining to Collection Agent's business, sales, financial condition, or products. Without limiting other possible remedies to Collection Agent for the breach of this covenant, Medical Practice agrees that injunctive or other equitable relief shall be available to enforce this covenant regarding confidentiality of information, such relief to be without necessity of posting bond, cash, or otherwise. Medical Practice further agrees that if any restriction contained in this Section is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions contained herein shall be enforced independently of each other.

IV.  FINANCIAL ARRANGEMENT.

     4.1 COLLECTION FEE. The fees payable to Collection Agent for providing the collection services to Medical Practice ("Collection Fee") will be **CONFIDENTIAL INFORMATION** of the first **CONFIDENTIAL INFORMATION** of collections received hereunder,**CONFIDENTIAL INFORMATION** of the next **CONFIDENTIAL INFORMATION** collected hereunder, and **CONFIDENTIAL INFORMATION** of collections received hereunder in excess of **CONFIDENTIAL INFORMATION**, plus sales tax, payable within five (5) days of invoice by the Collection Agent.

     4.2 REASONABLE VALUE. The fee set forth in Section 4.1 is acknowledged as the parties' negotiated agreement to the reasonable fair market value of the services furnished by Collection Agent pursuant to this Agreement plus a reasonable return to Collection Agent, considering investment, the risks assumed, and the nature and volume of the collection services provided by Collection Agent.

     4.3 PAYMENT OF COLLECTION FEE. To facilitate the payment of the Collection Fee, Medical Practice expressly authorizes Collection Agent to **CONFIDENTIAL INFORMATION** business day of each calendar month (or on the date of expiration or termination of this Agreement if not on the first business day of a calendar month).

     4.4  COLLECTION ADVANCE AND SECURITY.

     A. COLLECTION ADVANCE. Collection Agent will lend **CONFIDENTIAL INFORMATION** to Medical Practice as an advance on collections which are anticipated under this Agreement (the "Collection Advance"). The amount of the Collection Advance shall be **CONFIDENTIAL INFORMATION**.

     B. SECURITY. The Collection Advance shall be secured by a first priority security interest in the Accounts Receivable.

     C. REPAYMENT. The Collection Advance plus interest thereon shall be repaid from the first collections retained by Medical Practice after having deducted therefrom the Collection Fee. **CONFIDENTIAL INFORMATION**

     D. LOAN DOCUMENTATION. The Medical Practice will execute a Promissory Note and Security Agreement (in substantially the forms as are attached as Exhibit B and C, respectively), plus any other documentation reasonably required by Collection Agent to evidence and secure the Collection Advance.

     E. UNDERLYING FINANCING AND ASSIGNMENT. The Medical Practice acknowledges that Collection Agent is borrowing the funds to make the Collection Advance from a third party lender. Medical Practice consents to the assignment of the Promissory Note and Security Agreement to the third party lender and agrees to execute all documents reasonably necessary or required by the third party lender to evidence such assignment. The sole shareholder of Medical Practice also agrees to execute and deliver all documentation reasonably necessary and required by the third party lender to evidence Collection Agent's and the third party lender's security interest in all accounts in which the Medical Practice's sole shareholder has any personal interest (including but not limited to those Accounts Receivables for which reimbursement is expected to be received from Medicare, Medicaid or Champus).

     4.5 TAXES. All taxes and other levies in the nature of sales, use or excise taxes resulting from the services provided to Medical Practice hereunder will be the sole responsibility of Medical Practice and will be paid by Medical Practice directly.

     4.6 NET PROCEEDS. On or before the tenth (10th) day of each calendar month, Collection Agent will perform an accounting (the "Monthly Accounting") of all amounts collected and the withdrawals taken from the account since the prior Monthly Accounting, which Monthly Accounting shall also include any handling fees related to the Medical Practice Account plus a One Thousand Dollar ($1,000.00) minimum balance requirement. Collections remaining after deducting withdrawals and the $1,000.00 minimum balance (the "Net Proceeds") shall be withdrawn by the Collection Agent and paid to the Medical Practice on or before the tenth (10th) day of each calendar month.

V.  TERM AND TERMINATION.

      5.1 TERM. The term of this Agreement shall be for an initial period continuing until all Accounts Receivable are collected or the parties agree that remaining Accounts Receivable are uncollectible.

      5.2  TERMINATION.

     A. TERMINATION BY AGREEMENT. If Medical Practice and Collection Agent shall mutually agree in writing, this Agreement may be terminated on the date specified in the written agreement.

     B. TERMINATION BY COLLECTION AGENT. Collection Agent may terminate this Agreement immediately upon the occurrence of any one of the following events:

     1. The revocation, suspension, cancellation, surrender, or restriction of the license to practice medicine in the State of Texas of Medical Practice's sole shareholder;

     2. Medical Practice's loss or suspension of its Medicare or Medicaid provider number and/or Medical Practice's restriction from treating beneficiaries of the Medicare or Medicaid programs; or

     3. The dissolution of Medical Practice or the filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or any other action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors.

     C. LEGISLATIVE, REGULATORY, ADMINISTRATIVE, OR THIRD-PARTY PAYMENT CHANGE. If there shall be a change in the Medicare or Medicaid laws, regulations or general instructions, the adoption of new legislation, or a change in any third-party reimbursement system or applicable law, any of which materially affects the manner in which either party may perform or be compensated for its services under this Agreement, the parties shall immediately propose a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement. If such notice of new service arrangement or basis for compensation is given and if Collection Agent and Medical Practice are unable within thirty (30) days thereafter to agree upon a new service arrangement or basis for compensation, Collection Agent may terminate this Agreement by thirty
(30) days notice to the Medical Practice on any future date specified in the notice.

      5.3 EFFECTS OF TERMINATION. Upon termination of this Agreement, neither party shall have any further obligations under this Agreement except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of Collection Agent's fee relating to services provided prior to the termination of this Agreement and (ii) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the term of this Agreement, including, without limitation, indemnity and confidentiality provisions, which provisions shall survive the expiration or termination of this Agreement. Medical Practice shall have sole authority and responsibility for collecting and receiving all cash collections from accounts receivable in existence at the time this Agreement is terminated. Within five
(5) days of the effective date of the expiration or termination of this Agreement for any reason or cause whatsoever, Collection Agent shall surrender to Medical Practice all books and records pertaining to Medical Practice's medical practice, including all patient and account information, and Medical Practice shall surrender to Collection Agent the originals and all copies of Collection Agent's programs, specifications, documentation manuals, and other proprietary information. If conversion from Collection Agent computer format to Medical Practice's computer is required then such conversion and any associated expense shall be the responsibility of the Medical Practice.

 VI.  MISCELLANEOUS.

      6.1 COLLECTION SERVICES ONLY. Nothing in this Agreement is intended or shall be construed to allow Collection Agent to exercise control or direction over the manner or method by which Medical Practice and its physicians perform medical services or other professional health care services. The rendition of all medical services shall be the sole responsibility of Medical Practice and its physicians, and Collection Agent shall not interfere in any manner or to any extent therewith. Nothing in this Agreement shall be construed to permit Collection Agent to engage in the practice of medicine. Collection Agent renders solely nonmedical collection services to Medical Practice so that Medical Practice can devote its full time and energies to the professional conduct of its medical practice and to the provision of medical services to its patients.

      6.2 STATUS OF COLLECTION AGENT. It is expressly acknowledged that the parties are independent contractors, and nothing in this Agreement is intended, and nothing shall be construed to create an employer-employee, partnership, joint-venture, or other type of relationship, or to allow either party to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided always that the services to be provided under this Agreement shall be furnished in a manner consistent with the standards governing those services and the provisions of this Agreement. Each party understands and agrees that (i) the other will not be treated as an employee for federal tax purposes, (ii) neither will withhold on behalf of the other any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of the party incurring the liability, and (iv) each will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.

      6.3 NOTICES. Any notice, demand, or communication required, permitted, or desired to be given under this Agreement shall be deemed effectively given when in writing and personally delivered or mailed by prepaid certified or registered mail, return receipt requested, addressed as follows:

     MEDICAL PRACTICE:      Northshore Orthopedics Assoc.
                            12445 East Freeway
                            Houston, Texas  77015
                            Attention:  William F. Donovan, M.D.

     SOLE SHAREHOLDER OF
       MEDICAL PRACTICE:    William F. Donovan, M.D.
                            12445 East Freeway
                            Houston, Texas 77015

     COLLECTION AGENT:      DRCA Houston Clinics, Inc.
                            Three Riverway Suite, 1430
                            Houston, Texas 77056
                            Attention: _________________________


or to another address, or to the attention of another person or officer, that either party may designate by written notice.

          6.4 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas and is performable and shall be enforceable in Harris County, Texas. The federal and state courts of Harris County, Texas shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding, or other proceeding as between the parties that may be brought in connection with or by reason of, or arise out of, this Agreement.

          6.5 ARBITRATION. Any controversy, dispute or disagreement arising out of or relating to this Agreement or of the breach thereof shall be settled by arbitration, which shall be conducted in Houston, Texas in accordance with the National Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

          6.6 ASSIGNMENT. Except as otherwise provider herein, this Agreement shall not be assignable by Medical Practice without the prior written consent of Collection Agent. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

          6.7 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision.

          6.8 ENFORCEMENT. If either party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover the costs and expenses of the action, including, without limitation, reasonable attorneys' fees.

          6.9 ADDITIONAL ASSURANCES. Except as may be specifically provided in this Agreement to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute any additional instruments and take any additional acts that are reasonable and that the requesting party may deem necessary to effectuate this Agreement.

          6.10 FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless the delay or failure in performance is expressly addressed elsewhere in this Agreement.

          6.11 SEVERABILITY. The parties have negotiated and prepared the terms of this Agreement in good faith and with the intent that every term, covenant, and condition be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants, or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void, or voidable for any reason whatsoever by a court of competent jurisdiction, that provision shall be as narrowly construed as possible, and all the remaining terms, provisions, promises, covenants, and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to applicable law.

          6.12 AMENDMENTS AND AGREEMENT EXECUTION. This Agreement and its amendments, if any, shall be in writing and may be executed in multiple copies on behalf of Medical Practice by its President and on behalf of Collection Agent by its duly authorized officer. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

          6.13 ENTIRE AGREEMENT. With respect to the subject matter of this Agreement, this Agreement supersedes any and all previous contracts and constitutes the entire agreement between the parties. Neither party shall be entitled to benefits other than those specified in this Agreement. No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated by amendment as provided in this Agreement, such amendment(s) to become effective on the date stipulated in the amendment(s).
The parties specifically acknowledge that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements in this Agreement and upon no others.

          IN WITNESS WHEREOF, Medical Practice and Collection Agent have caused this Agreement to be executed by their duly authorized representatives, all as of the Effective Date.

MEDICAL PRACTICE:    NORTHSHORE ORTHOPEDICS ASSOC.



                     By:     /s/  WILLIAM F. DONOVAN, M.D.
                     Name:   WILLIAM F. DONOVAN, M.D.
                     Title:  President



SOLE SHAREHOLDER OF
  MEDICAL PRACTICE:  /s/ WILLIAM F. DONOVAN, M.D.
                     William F. Donovan, M.D.


COLLECTION AGENT:    DRCA HOUSTON CLINICS, INC.


                     By:     /s/  JOSE E. KAUACHI
                     Name:   JOSE E. KAUACHI
                     Title:  President & CEO